Exhibit 99.(j)

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 128 to Registration Statement No. 033-23166 of Morgan Stanley Institutional Fund, Inc. — Emerging Markets Leaders Portfolio on Form N-1A of our report dated April 30, 2014 and November 25, 2014, related to the financial statements and the financial highlights of the Morgan Stanley Emerging Markets Leaders Fund (Cayman) LP (the “Partnership”) for the year ended December 31, 2013, and of our report dated April 25, 2013 and November 25, 2014, related to the financial statements and the financial highlights of the Partnership for the year ended December 31, 2012.

/s/ Deloitte & Touche

Grand Cayman, Cayman Islands
November 25, 2014